UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (date of earliest event reported): October 19, 2015

CASS INFORMATION SYSTEMS, INC.

(Exact name of registrant as specified in its charter)

Missouri	000-20827	43-1265338
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

12444 Powerscourt Drive, Suite 550
St. Louis, Missouri	63131
(Address of principal executive offices)	(Zip Code)

(314) 506-5500

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act.

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act.

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act.

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act.

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On October 19, 2015, the Board of Directors (the “Board”) of Cass Information Systems, Inc. (the “Company”), upon the recommendation of the Company’s Nominating and Corporate Governance Committee, elected Ralph W. Clermont as a member of the Board. As a member of the Board, Mr. Clermont has been appointed to serve on the Company’s Audit Committee.

There is no arrangement or understanding between Mr. Clermont and any other person pursuant to which he was selected as a director. There have been no transactions and are no currently proposed transactions in which the Company was or is to be a participant and the amount involved exceeds $120,000, and in which Mr. Clermont had or will have a direct or indirect material interest.

As a member of the Board, Mr. Clermont will be entitled to receive the same compensation provided to the Company’s other non-employee directors, which includes a cash retainer and an annual grant of restricted stock valued at $42,500. In connection with his election to the Board, Mr. Clermont received a grant of restricted stock valued at $21,250, which represents his annual director grant pro-rated for his time of service in 2015. Restricted stock awards are issued under the Company’s Amended and Restated Omnibus Stock and Performance Compensation Plan. The shares carry voting and dividend rights and vest in one year on the first anniversary date of the award or, if elected by the director, vest at retirement from the Board.

On October 23, 2015, the Company issued a press release announcing the election of Mr. Clermont to the Board. A copy of this press release is filed as Exhibit 99.1 to this Current Report on Form 8-K and incorporated herein by reference.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit Number	Description

99.1	Press release issued by Cass Information Systems, Inc. dated October 23, 2015.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: October 23, 2015

CASS INFORMATION SYSTEMS, INC.

By:	/s/ Eric H. Brunngraber
Name:	Eric H. Brunngraber
Title:	Chairman of the Board, President and Chief Executive Officer

By:	/s/ P. Stephen Appelbaum
Name:	P. Stephen Appelbaum
Title:	Chief Financial Officer

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